Contact: Frances Rathke, CFO
Tel: (800) 545-2326 x. 1300

GREEN MOUNTAIN COFFEE ROASTERS CORRECTS ANALYST'S RESEARCH NOTE - EXXONMOBIL

WATERBURY, VERMONT (January 23, 2004) - Green Mountain Coffee Roasters, Inc. (NASDAQ: GMCR) today announced that an analyst's research note issued on January 23, 2004, contained a number of factual inaccuracies. As disclosed in the Company's Form 10-K for the fiscal year ended September 27, 2003, net sales to corporate-owned ExxonMobil stores and McLane (the distributor for ExxonMobil and others) were less than 10% of Green Mountain Coffee Roasters, Inc.'s total $116.7 million revenues for the fiscal year ended September 27, 2003. In addition, the analyst's note substantially over-stated the number of stores and coffee pounds shipped to the corporate-owned Exxon Mobil stores. It appears that the analyst included the participating dealers/franchisees in his report on the ExxonMobil account whereas, in actuality, these participating dealers/franchisees make their own, independent purchase decisions. Green Mountain Coffee Roasters has had an excellent relationship with ExxonMobil and its predecessor for over ten years. We believe we continue to have excellent customer relationships with ExxonMobil and all our key customers.

Green Mountain Coffee Roasters, Inc. is a leader in the specialty coffee industry and has been recognized by Forbes Magazine for the past three years as one of the "200 Best Small Companies in America." Green Mountain Coffee seeks to make the world a better place for present and future generations by operating in an environmentally and socially conscientious manner. The Company contributes at least five percent of its pre-tax profit annually to support socially responsible initiatives, many of which it has supported for over 10 years. In 2003, the Rainforest Alliance recognized Green Mountain Coffee Roasters with its highest award as its "Corporate Sustainable Standard-Setter" for the Company's commitment to sourcing coffee in an environmentally and socially responsible manner. Business Ethics magazine recognized these efforts by ranking Green Mountain Coffee Roasters 8th overall on its 2003 list of "100 Best Corporate Citizens."

The Company roasts high-quality arabica coffees and offers over 100 coffee selections including single-origin, estate, certified organic, Fair Trade, signature blends, and flavored coffees that it sells under the Green Mountain Coffee Roasters® and Newman's Own® Organics brands. The majority of Green Mountain Coffee's revenue is derived from its wholesale operation that serves supermarkets, convenience stores, offices, and other locations where fine coffees are sold. Green Mountain Coffee also operates a direct mail business and an e-commerce website (http://www.GreenMountainCoffee.com) from its Waterbury, Vermont headquarters.

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